Exhibit 99.1

Investment Corporation

Aames Investment Corporation Summary Fourth Quarter Results, Elimination of REIT Status and Cost Reduction Initiatives

4th Quarter Core EPS Equals $0.02

Net Cost to Originate Decreases to 1.75% with $1.9 Billion of Total Originations for the Quarter

Company Elects to End REIT Status to Increase Internal Capital Generation for Portfolio Growth

Consolidation of Wholesale Operations Expected to Reduce Net Cost to Originate Ratio Below 1.50%

Company Will File 2005 10-K and Release Full 4th Quarter Earnings on March 27th.

Los Angeles, California, March 16, 2006 – Aames Investment Corporation (NYSE: AIC), a nationwide subprime mortgage lender today announced summary 4th quarter 2005 financial results and an extension in the filing of its 10-K for 2005 due to the pending completion of a corporate cost reduction initiative. The Company’s Board of Directors has approved the elimination of its REIT status and a cost consolidation initiative in its wholesale operations in response to the current challenging market conditions. The Company requires additional time to finalize its estimate of the full financial benefit of these changes and to complete its 10-K.

The investor conference call schedule for 5:00 p.m. EST on March 16th has been rescheduled for 9:00 a.m. EST on March 17th to discuss the summary results and corporate actions. Aames will release full fourth quarter results and hold an extended investor conference call after the close of the market on Monday, March 27th.

Highlight for the fourth quarter include:

•                                          A net cost to originate ratio for the quarter of 1.75%, compared to 2.08% for third quarter of 2005;

•                                          Core EPS of $0.02;

•                                          Total originations $1.9 billion, with its retail channel accounting for 43% of total.

The Board of Directors of Aames has authorized the Company to implement a cost reduction initiative, including the elimination of its REIT status. The election to end its REIT status is expected to allow the Company to retain its portfolio earnings, increase its book value and support future loan portfolio growth, while utilizing its $304 million of net operating loss carry-forward (NOLs). In addition to the change in tax status, Aames announced a significant cost reduction initiative designed to reduce the Company’s overhead expenses and its net cost to originate ratio. As part of this initiative, the Company will reduce its wholesale cost to originate. The Company will also introduce a more stringent loan pricing matrix and eliminate loan products that have become unprofitable in the current market. The Company will implement these strategic moves in order to better focus on driving improved earnings per share at its tax efficient mortgage banking platform.

The combined effect of these actions is expected to reduce the Company’s net cost to originate ratio to below 1.50%, improve the net gain on sale ratio achieved on whole loan sales. In addition, the change to a C Corp. will allow the Company to retain portfolio earnings to support a loans held for investment portfolio at its former taxable REIT subsidiary and utilize its NOLs to shelter a substantial portion of its future income from taxes.

The Company is finalizing its restructuring plans and will provide details as to the level of cost elimination and financial benefits when it releases its full 4th quarter 2005 earnings. The Company anticipates filling its 10-K for 2005 and reporting fourth quarter earnings and hosting an investor conference call on March 27, 2006 after the close of the market.

About Aames Investment Corporation

Aames is a nationwide subprime mortgage lender and, through its subsidiary Aames Financial Corporation, originates mortgage loans in 47 states. Aames Financial is a fifty-year old national mortgage banking company focused primarily on originating subprime residential mortgage loans through wholesale and retail channels under the name “Aames Home Loan.” To find out more about Aames, please visit www.aames.com.

Information Regarding Forward Looking Statements

This press release may contain forward-looking statements under federal securities laws. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties that may cause the company’s performance and results to vary include: (i) limited cash flow to fund operations and dependence on short-term financing facilities; (ii) changes in overall economic conditions and interest rates; (iii) increased delinquency rates in the portfolio; (iv) intense competition in the mortgage lending industry; (v) adverse changes in the securitization and whole loan market for mortgage loans; (vi) declines in real estate values; (vii) an inability to originate subprime hybrid/adjustable mortgage loans; (viii) obligations to repurchase mortgage loans and indemnify investors; (ix) concentration of operations in California, Florida, New York and Texas; the occurrence of natural disasters (including the adverse impact of hurricanes Katrina, Rita and Wilma); (x) extensive government regulation; and (xi) an inability to comply with the federal tax requirements applicable to REITs and effectively operate within limitations imposed on REITs by federal tax rules. For a more complete discussion of these risks and uncertainties and information relating to the company, see the Form 10-K for the year ended December 31, 2004 and other filings with the SEC made by the company. Aames Investment expressly disclaims any obligation to update or revise any forward-looking statements in this press release.

Further Information

For more information, contact Steven Canup, Senior Vice President, Corporate Development and Investor Relations, in Aames Investment’s Investor Relations Department at (323) 210-5311 or at info@aamescorp.com via email.